UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 9, 2005

Cellegy Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Marina Boulevard, Suite 300 Brisbane, California		94005
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 616-2200

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On August 9, 2005, Cellegy Pharmaceuticals, Inc. (“Cellegy” or the “Company”) received a Nasdaq Staff Determination (the “Determination”) notifying Cellegy that the Company had not regained compliance with the requirements for continued listing on the Nasdaq National Market as set forth in Marketplace Rule 4450(b)(1)(A) and that the common stock will be delisted from the Nasdaq National Market on August 18, 2005.

Cellegy previously disclosed in a Report on Form 8-K on July 11, 2005, the Company received a letter (the “Letter”) from The Nasdaq Stock Market indicating that for ten consecutive trading days prior to the date of the Letter, the market value of the common stock had been below $50 million as required for continued inclusion on the Nasdaq National Market by Marketplace Rule 4450(b)(1)(A), and that Cellegy had until August 8, 2005 to regain compliance.  The Letter indicated that if, at any time before August 8, 2005, the aggregagte market value of Cellegy’s common stock remained at $50 million or more for a minimum of ten consecutive business days, the Nasdaq staff would determine if Cellegy complies with Marketplace Rule 4450(b)(1)(A).

Since the date of the Letter and prior to the date of the Determination, there had not been a period of ten consecutive trading days during which the market value of the Company’s common stock had remained above the minimum price that would result in an aggregate market value of the common stock of at least $50 million as required for continued inclusion on the Nasdaq National Market as set forth in Marketplace Rule 4450(b)(1)(A).

Cellegy intends to appeal the Determination to a Nasdaq Stock Market Listing Qualifications Panel.  The common stock will remain listed on the Nasdaq National Market during the pendency of its appeal.  Cellegy cannot estimate with certainty how long this process would take or its eventual outcome.

If Cellegy does not regain its listing with the Nasdaq National Market through the appeals process, it will consider applying to transfer to the Nasdaq SmallCap Market, so long as Cellegy complies with the Nasdaq SmallCap Market’s continued listing requirements, which require, among other things, (i) that Cellegy’s stock price equals or exceeds $1.00 and (ii) that either the aggregate market value of Cellegy’s common stock exceeds $35 million or Cellegy’s stockholder equity exceeds $2.5 million.  Cellegy’s common stock would remain listed on the Nasdaq National Market during review of a listing application for the Nasdaq SmallCap Market.  Cellegy cannot estimate with certainty how long this process would take or the eventual outcome.  Based on the current market price of the common stock, Cellegy currently believes that it would be able to satisfy the quantitative requirements for listing on the Nasdaq SmallCap Market, although there can be no assurances regarding Nasdaq’s decision to accept the application.  If the common stock is not accepted for listing on the Nasdaq SmallCap Market, Cellegy expects that its common stock will be eligible for trading on the OTC Bulletin Board.  In addition, if the common stock is discontinued from listing on the Nasdaq National Market, then in order to have the common stock become again listed on the Nasdaq National Market, Cellegy would have to satisfy the requirements for initial listing, which are higher than the requirements for continued listing.  Discontinuance of trading on the Nasdaq National Market could reduce the liquidity of

Cellegy’s common stock, cause certain investors not to trade in Cellegy’s common stock, and result in a lower stock price.  Removal of the common stock from listing on the Nasdaq National Market also could make it more difficult for Cellegy to raise required funds through equity financing transactions and could otherwise have an adverse impact on Cellegy’s business, financial condition and results of operations.

Forward-Looking Statements

Certain statements in this current report on Form 8-K constitute forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that may cause such forward-looking statements not to be realized.  These forward-looking statements, include, but are not limited to, Cellegy’s intention to appeal the notice of delisting, the success of any such appeal and Cellegy’s ability to have the common stock listed on the Nasdaq SmallCap Market if it is delisted from the Nasdaq National Market.  Such statements reflect Cellegy’s current views and assumptions and are not guarantees of future performance.  Factors that could cause actual results to differ materially from the forward-looking statements include the timing and outcome of the FDA’s review of Cellegy’s NDA relating to its Cellegesic product, the timing and outcome of clinical trials, discussions with the FDA regarding requirements for clinical trials and marketing of Fortigel, Cellegesic and Tostrelle, fluctuations in Cellegy’s general financial and operating results, changes in Cellegy’s liquidity and capital resources, declines in the market price of Cellegy’s common stock, changes in the capital markets, competition, general and industry-specific economic conditions and Cellegy’s ability to complete corporate partnerships and financings.  For more information about these and other risks that could affect Cellegy’s forward-looking statements, please see Cellegy’s annual report on Form 10-K for the year ended December 31, 2004 and other filings Cellegy has made with the Securities and Exchange Commission.  Cellegy expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: August 10, 2005	By:	/s/ Robert J. Caso
Robert J. Caso
Vice President, Finance
(Duly Authorized Officer)